KOHL'S CORPORATION REPORTS MARCH COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - April 8, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the five-week month ended April 3, 2010 increased 26.4 percent over the five-week month ended April 4, 2009. On a comparable store basis, sales increased 22.5 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our March sales results reflect continued consistency as all lines of business and all regions achieved strong positive double-digit comparable store sales increases. Increasing customer traffic remains the driver of our sales performance as we continue to focus on gaining market share."

From a regional perspective, the Mid-Atlantic, Southeast and West regions led the company. Footwear, Home and Children's reported the strongest comparable store sales increases.

As a result of its quarter-to-date performance and the assumption of a low double-digit percent decrease in April's comparable store sales (due to the timing of Easter and our Grand Opening events), the Company is raising its first quarter earnings per share guidance from $0.48 to $0.52 per diluted share to $0.55 to $0.57 per diluted share.

	Fiscal Period Ended		% Change
	Apr. 3,	Apr. 4,	All	Comp
	2010	2009	Stores	Stores
($ in millions)
Month	$ 1,812	$ 1,433	26.4%	22.5%
Quarter-to-date and Year-to-date	2,896	2,439	18.7	14.7

The Company operates 1,067 stores in 49 states, compared to 1,022 in 49 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, April 8, until 8:30 PM EDT on Friday, April 9. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,067 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464